PROXY RESULTS
During the six months ended June 30, 2007, Cohen &
Steers Select Utility Fund, Inc. shareholders voted on the following proposals at the annual meeting held on April 19, 2007. The description of each proposal and number of shares voted are as follows:

Common Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Richard J. Norman	 40,419,942 	 993,446
Frank K. Ross		 40,429,320 	 984,068



Preferred Shares
			Shares Voted	Authority
				For	Withheld
To Elect Directors
Martin Cohen		 20,291 	361
Richard J. Norman	 20,287 	365
Frank K. Ross		 20,291 	361